EXHIBIT 16.1

February 28, 2003

Securities and Exchange Commission

Mail Stop 11-3

450 Fifth Street, N.W.

Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4 of Fresh Choice, Inc.’s Form 8-K dated February 26, 2003 and, except for the second sentence of the first paragraph, with which we have no basis on which to agree or disagree, we agree with the statements made therein.

Very truly yours,

/s/ Deloitte & Touche LLP